EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of Ventas, Inc., Ventas Realty, Limited Partnership, Ventas Capital Corporation and Ventas LP Realty, L.L.C. for the registration of up to an aggregate of $750,000,000 of debt securities, guarantee of debt securities, preferred stock, depository shares, common stock and warrants and the registration of common stock of certain selling shareholders and to the incorporation by reference therein of our reports, (a) dated February 8, 2002, except for Note 17 as to which the date is November 29, 2002, with respect to the consolidated financial statements of Ventas, Inc. included in its current report on Form 8-K dated December 2, 2002, and (b) dated March 21, 2002 with respect to the December 31, 2001 financial statement schedule of Ventas, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, both filed with the Securities and Exchange Commission.

/S/    ERNST & YOUNG LLP

Louisville, Kentucky
November 29, 2002